UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2009

GREEN BUILDERS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-33408 (Commission File Number)	76-0547762 (IRS Employer Identification Number)

8121 Bee Caves Road Austin, Texas 78746 (Address of principal executive offices)

(512) 732-0932 (Registrant’s telephone number, including area code)

________________________N/A_______________________
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 23, 2009, Green Builders, Inc. (the "Company") received notice from the staff of the NYSE Alternext USA LLC (the "Exchange") that, based on their review of publicly available information, the Company does not currently meet certain of the Exchange's continued listing standards as set forth in Part 10 of the Exchange's Company Guide (the “Company Guide”). In particular, the Exchange noted that the Company is not considered to be in compliance with Section 1003(a)(i) of the Company Guide because it reported stockholders' equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years; it is not considered to be in compliance with Section 1003(a)(ii) of the Company Guide because it reported stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years; it is not considered to be in compliance with Section 1003(a)(iii) of the Company Guide because it reported stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and is not considered to be in compliance with Section 1003(a)(iv) of the Company Guide because it had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

In order to maintain listing of the Company's common stock on Exchange, the Company must submit a plan by February 23, 2009, advising the Exchange of the actions the Company has taken, or will take, that would bring it into compliance with Section 1003(a)(iv) of the Company Guide by July 23, 2009, and Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of eighteen months (the “Plan”). The Company will evaluate whether or not it will submit a Plan. Assuming a Plan is submitted, if the Exchange accepts the Plan, then the Company may be able to continue its listing during the plan period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. If the Company fails to submit a Plan acceptable to the Exchange, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the Plan during such period, then the Exchange would be expected to initiate delisting proceedings.

The Company's common stock continues to trade on Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association's Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange's continued listing standards. Accordingly, the Company will become subject to the trading symbol extension ".BC" to denote such noncompliance.

The Company intends to explore all of its options and at this time does not know whether it will be able to take the steps to regain compliance with the Exchange’s continued listing standards within the time frame noted above.

On January 28, 2009, the Company issued a press release disclosing the receipt of the notice of noncompliance with continued listing standards, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01   Other Events.

Wilson Family Communities, inc., (“WFC”), a wholly-owned subsidiary of the Company, was notified on January 21, 2009 by RBC Builder Finance (“RBC”) that, as noted in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008, WFC is in violation of certain covenants under the Borrowing Base Loan Agreement dated June 29, 2007, as amended, by and among WFC and a syndicate of banks led by RBC (the “Loan Agreement”). Specifically, WFC was notified that (i) it is in violation of the total number of Completed Spec Homes (not including any Model Homes) included in the Eligible Property, which shall not exceed more than twelve percent of the total Borrowing Base Available for homes then included in the Eligible Property, and (ii) that WFC is in violation of the total amount of Eligible Property owned by WFC which shall consist of no more than twenty percent of Developed Lots.  RBC has agreed to forbear from declaring the Loan Agreement in default and from exercising remedies available to it thereunder until the receipt of a compliance certificate from WFC due no later than February 15, 2009.

WFC was also notified by RBC on January 21, 2009 that, as noted in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008, WFC is in violation of (i) the Net Worth requirements, (ii) Leverage Ratio requirements, (iii) Working Capital requirement and (iv) the Land, Lots Under Development, and Developed Lots requirements of the Loan Agreement.  RBC has agreed to forbear from declaring the Loan Agreement to be in default and from exercising any remedies available to it thereunder until the receipt of a compliance certificate from WFC due no later than February 15, 2009.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits

Exhibit 99.1 - Press Release dated January 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BUILDERS, INC.

Dated: January 28, 2009	By:	/s/ Clark Wilson
Clark Wilson
President and Chief Executive Officer